Exhibit 2.1

Description of Ordinary Shares of the Registrant

As of the date of the Annual Report on Form 20-F of which this Exhibit 2.1 is a part, Pharvaris N.V. (the “Company”, “we”, “us” or “our”) has only one class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended; our registered ordinary shares.

We are registered with the Trade Register of the Chamber of Commerce (Kamer van Koophandel) under number 64239411. Our corporate seat is in Leiden, the Netherlands, and our registered office is also in Leiden, the Netherlands.

The following description of our ordinary shares is a summary and does not purport to be complete. It is subject to and qualified in its entirety by reference to our Articles of Association, which are incorporated by reference as an exhibit to this Annual Report on Form 20-F of which this Exhibit 2.1 is a part.

A. Ordinary Shares

Our ordinary shares shall be in registered form (op naam). We may issue share certificates (aandeelbewijzen) for registered shares in such form as may be approved by our board of directors, or the Board. Our authorized share capital amounts to €14,100,000, divided into 117,500,000 ordinary shares, each with a nominal value of €0.12.

Under Dutch law, our authorized share capital is the maximum capital that we may issue without amending our Articles of Association.

Our articles of association provide that, for as long as any of our ordinary shares are admitted to trading on Nasdaq, the New York Stock Exchange or on any other regulated stock exchange located in the United States, the laws of the State of New York shall apply to the property law aspects of our ordinary shares reflected in the register administered by our transfer agent, subject to certain overriding exceptions under Dutch law.

The following summarizes the main rights of holders of our ordinary shares:

1. each holder of ordinary shares is entitled to one vote per share on all matters to be voted on by shareholders generally, including the appointment of directors;

2. there are no cumulative voting rights;

3. the holders of our ordinary shares are entitled to dividends and other distributions as may be declared from time to time by us out of funds legally available for that purpose, if any;

4. upon our liquidation and dissolution, the holders of ordinary shares will be entitled to share ratably in the distribution of all of our assets remaining available for distribution after satisfaction of all our liabilities; and

5. the holders of our ordinary shares have preemptive rights in case of share issuances or the grant of rights to subscribe for shares, except if such rights are limited or excluded by the corporate body authorized to do so and except in such cases as provided by Dutch law and our Articles of Association.

B. Shareholders' Register

Pursuant to Dutch law and our Articles of Association, we must keep our shareholders’ register accurate and current. The Board keeps our shareholders’ register and records names and addresses of all holders of registered shares, showing the date on which the shares were acquired, the date of the acknowledgement by or notification of us as well as the amount paid on each share. The register also includes the names and addresses of those with a right of usufruct (vruchtgebruik) on registered shares belonging to another or a pledge (pandrecht) in respect of such shares.

C. Corporate Objectives

Pursuant to the Articles of Association, our corporate objectives are:

•
to discover, develop and commercialize treatments, including for hereditary angioedema;
•
to engage, in any way whatsoever, in trading activities (retail and wholesale), the import, export, purchase, sale and distribution of products, including, but not limited to, pharmaceutical products,

•
and other related (raw material) products and to render operational and supporting services to its group companies in connection herewith;
•
to incorporate, participate in, finance or hold any other interest in and to conduct the management or supervision of other entities, companies, partnerships and businesses;
•
to acquire, to manage, to invest, to exploit, to encumber and to dispose of assets and liabilities;
•
to furnish guarantees, to provide security, to warrant performance in any other way and to assume liability, whether jointly and severally or otherwise, in respect of obligations of group companies or other parties; and
•
to do anything which, in the widest sense, is connected with or may be conducive to the objects described above.

D. Amendment to our Articles of Association

An amendment to our Articles of Association would require a resolution of the general meeting upon proposal by the Board.

E. Limitations on the Rights to Own Ordinary Shares

Our ordinary shares may be issued to individuals, corporations, trusts, estates of deceased individuals, partnerships and unincorporated associations of persons. Our Articles of Association contain no limitation on the rights to own our ordinary shares and no limitation on the rights of nonresidents of the Netherlands or foreign shareholders to hold or exercise voting rights.

F. Limitation on Liability and Indemnification Matters

Under Dutch law, our directors may be held liable for damages in the event of improper or negligent performance of their duties. They may be held jointly and severally liable for damages to the Company and to third parties for infringement of the Articles of Association or of certain provisions of Dutch law. In certain circumstances, they may also incur other specific civil and criminal liabilities. Subject to certain exceptions, our Articles of Association provide for indemnification of our current and former directors (and other current and former officers and employees as designated by our Board). No indemnification under our Articles of Association shall be given to an indemnified person:

•
if a competent court or arbitral tribunal has established, without having (or no longer having) the possibility for appeal, that the acts or omissions of such indemnified person that led to the financial losses, damages, expenses, suit, claim, action or legal proceedings as described above are of an unlawful nature (including acts or omissions which are considered to constitute malice, gross negligence, intentional recklessness and/or serious culpability attributable to such indemnified person);

•
to the extent that his or her financial losses, damages and expenses are covered under insurance and the relevant insurer has settled, or has provided reimbursement for, these financial losses, damages and expenses (or has irrevocably undertaken to do so);

•
in relation to proceedings brought by such indemnified person against the Company, except for proceedings brought to enforce indemnification to which he or she is entitled pursuant to our Articles of Association, pursuant to an agreement between such indemnified person and the Company which has been approved by the Board or pursuant to insurance taken out by the Company for the benefit of such indemnified person; or

•
for any financial losses, damages or expenses incurred in connection with a settlement of any proceedings effected without the Company’s prior consent.

Under our Articles of Association, our Board may stipulate additional terms, conditions and restrictions in relation to the indemnification described above.

G. Federal Forum Provision

Our Articles of Association provide that the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the U.S. federal district courts.

H. Shareholders’ Meetings and Consents

General Meeting

General meetings must be held in the Netherlands, in any of the locations specified in our Articles of Association. If and when allowed pursuant to applicable law, those who convene the general meeting may also decide whether (and if so, under what conditions) the general meeting shall also or exclusively be accessible through the use of electronic means. The annual general meeting must be held within six months of the end of each financial year. Additional extraordinary general meetings may also be held, whenever considered appropriate by the Board, and shall be held within three months after our Board has considered it to be likely that our shareholders’ equity (eigen vermogen) has decreased to an amount equal to or lower than half of our paid-in and called-up share capital, in order to discuss the measures to be taken if so required.

Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of our issued share capital may request us to convene a general meeting, setting out in detail the matters to be discussed. If our Board has not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a general meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested our Board to convene a general meeting and our Board has not taken the necessary steps so that the general meeting could be held within six weeks after the request. The application shall also be disallowed if the proponent(s) has/have not demonstrated to have a reasonable interest in the convening of the general meeting.

General meetings must be convened by an announcement published in a Dutch daily newspaper with national distribution. The notice must state the agenda, the time and place of the meeting, the record date (if any), the procedure for participating in the general meeting by proxy, as well as other information as required by Dutch law. The notice must be given at least 15 calendar days prior to the day of the meeting. The agenda for the annual general meeting shall include, among other things, the adoption of the statutory annual accounts, appropriation of our profits and proposals relating to the composition of the Board, including the filling of any vacancies in the Board. In addition, the agenda shall include such items as have been included therein by the Board.

The agenda shall also include such items requested by one or more shareholders, or others with meeting rights under Dutch law, representing at least 3% of our issued share capital. These requests must be made in writing or by electronic means and received by the Board at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the DCGC, shareholders who have the right to put an item on the agenda for our general meeting or to request the convening of a general meeting shall not exercise such rights until after they have consulted our Board. If exercising such rights may result in a change in our strategy (for example, through the dismissal of one or more of our directors), our Board must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders’ intentions. If invoked, our Board must use such response period for further deliberation and constructive consultation, in any event with the shareholder(s) concerned and exploring alternatives. At the end of the response time, our Board shall report on this consultation and the exploration of alternatives to our general meeting. The response period may be invoked only once for any given general meeting and shall not apply (i) in respect of a matter for which either a response period or a statutory cooling-off period (as discussed below) has been previously invoked or (ii) in situations where a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid..

Moreover, our Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a general meeting or their right to request a general meeting, propose an agenda item for our general meeting to dismiss, suspend or appoint one or more directors (or to amend any provision in our Articles of Association dealing with those matters) or when a public offer for our company is made or announced without our support, provided, in each case, that our Board believes that such proposal or offer materially conflicts with the interests of our company and its business. During a cooling-off period, our general meeting cannot dismiss, suspend or appoint directors (or amend the provisions in our Articles of Association dealing with those matters) except at the proposal of our Board.

During a cooling-off period, our Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of our issued share capital at the time the cooling-off period was invoked, as well as with our Dutch works council (if we or, under certain circumstances, any of our subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, our Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at our office and must be tabled for discussion at the next general meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

•
our Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our company and its business;
•
our Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or
•
other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

The general meeting is presided over by the chairperson of the Board. If no chairperson has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by the vice-chairperson. If no vice-chairperson has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by the chief executive officer. If no vice-chairperson has been elected or if he or she is not present at the meeting, the general meeting shall be presided over by another person designated in accordance with our Articles of Association. Our directors may always attend a general meeting. In these meetings, they have an advisory vote. The chairperson of the meeting may decide at his or her discretion to admit other persons to the meeting..

All shareholders and others with meeting rights under Dutch law are authorized to attend the general meeting, to address the meeting and, in so far as they have such right, to vote pro rata to his or her shareholding. Shareholders may exercise these rights, if they are the holders of shares on the record date, if any, as required by Dutch law, which is currently the 28th day before the day of the general meeting. Under our Articles of Association, shareholders and others with meeting rights under Dutch law must notify us in writing or by electronic means of their identity and intention to attend the general meeting. This notice must be received by us ultimately on the seventh day prior to the general meeting, unless indicated otherwise when such meeting is convened.

Quorum and voting requirements

Each ordinary share confers the right on the holder to cast one vote at the general meeting. Shareholders may vote by proxy. No votes may be cast at a general meeting on shares held by us or our subsidiaries or on shares for which we or our subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a general meeting.

Decisions of the general meeting are taken by a simple majority of votes cast, except where Dutch law or our Articles of Association provide for a qualified majority or unanimity. Subject to any provision of mandatory Dutch law and any higher quorum requirement stipulated by our Articles of Association, if we would be subject to the requirement that our general meeting can only pass resolutions if a certain part of our issued share capital is present or represented at such general meeting under applicable securities laws or listing rules, then such resolutions shall be subject to such quorum as specified by such securities laws or listing rules pursuant to our Articles of Association.

I. Board

Appointment of directors

Under our Articles of Association, the directors are appointed by the general meeting upon binding nomination by our Board, on a recommendation of our nomination and corporate governance committee. However, the general meeting may at all times overrule the binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting overrules the binding nomination, the Board shall make a new nomination.

At a general meeting, a resolution to appoint a director can only be passed in respect of candidates whose names are stated for that purpose in the agenda of that general meeting or in the explanatory notes thereto. Upon the appointment of a person as a director, the general meeting shall determine whether that person is appointed as executive director or as non-executive director.

Duties and liabilities of directors

The Board is charged with the management of the Company, which includes setting the Company's policies and strategy, subject to the restrictions contained in our Articles of Association. Our executive director is charged primarily with the Company's day-to-day business and operations and the implementation of the Company's strategy. Our non-executive directors are charged primarily with the supervision of the performance of the duties of the Board. Each director is charged with all tasks and duties of the Board that are not delegated to one or more other specific directors by virtue of Dutch law, the Company's articles of association or any arrangement catered for therein (e.g., the internal rules of the Board).

Each director has a statutory duty to act in the corporate interest of the Company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the Company also applies in the event of a proposed sale or break-up of the Company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed. Any resolution of the Board regarding a material change in our identity or character requires approval of the general meeting.

Our Board is entitled to represent the Company. The power to represent the Company also vests in our Chief Executive Officer, as well as in any other two executive directors acting jointly.

J. Dividends and Other Distributions

Amount available for distribution

Under Dutch law, we may only pay dividends and other distributions, from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of the paid-in and called-up share capital plus the reserves we must maintain under Dutch law or by our Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by our general meeting from which it appears that such dividend distribution is allowed.

Our Board may decide that all or part of our profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the general meeting at the proposal of our Board for distribution on our ordinary shares, subject to applicable restrictions of Dutch law.

Our Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of the general meeting.

Dividends and other distributions shall be made payable no later than a date determined by the Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

Exchange controls

Under Dutch law, there are no exchange controls applicable to the transfer to persons outside of the Netherlands of dividends or other distributions with respect to, or of the proceeds from the sale of, shares of a Dutch company, subject to applicable restrictions under sanctions and measures, including those concerning export control, pursuant to European Union regulations, the Sanctions Act 1977 (Sanctiewet 1977) or other legislation, applicable anti-boycott regulations, applicable anti-money-laundering regulations and similar rules and provided that, under certain circumstances, payments of such dividends or other distributions must be reported to the Dutch Central Bank at their request for statistical purposes. There are no special restrictions in the Articles of Association or Dutch law that limit the right of shareholders who are not citizens or residents of the Netherlands to hold or vote shares.

Squeeze-out procedures

A shareholder who holds at least 95% of our issued share capital for his or her own account, alone or together with group companies, may initiate proceedings against our other shareholders jointly for the transfer of their shares to such shareholder. The proceedings are held before the Enterprise Chamber, and can be instituted by means of a writ of summons served upon each of the other shareholders in accordance with the provisions of the Dutch Code of Civil Procedure (Wetboek van Burgerlijke Rechtsvordering). The Enterprise Chamber may grant the claim for squeeze-out in relation to the other shareholders and will determine the price to be paid for the shares, if necessary after appointment of one or three experts who will offer an opinion to the Enterprise Chamber on the value to be paid for the shares of the other shareholders. Once the order to transfer becomes final before the Enterprise Chamber, the person acquiring the shares shall give written notice of the date and place of payment and the price to the holders of the shares to be acquired whose addresses are known to him. Unless the addresses of all of them are known to the acquiring person, such person is required to publish the same in a daily newspaper with a national circulation.

K. Dissolution and Liquidation

Under our Articles of Association, we may be dissolved by a resolution of the general meeting, subject to a proposal of the Board. In the event of a dissolution, the liquidation shall be effected by the Board, unless the general meeting decides otherwise. During liquidation, the provisions of our Articles of Association will remain in force as far as possible. To the extent that any assets remain after payment of all of our liabilities, any remaining assets shall be distributed to our shareholders in proportion to their number of shares.

L. Dutch Financial Reporting Supervision Act

On the basis of the Dutch Financial Reporting Supervision Act (Wet toezicht financiële verslaggeving), or the FRSA, the Dutch Authority for the Financial Markets (Stichting Autoriteit Financiële Markten), or AFM, supervises the application of financial reporting standards by Dutch companies whose securities are listed on a Dutch or foreign stock exchange.

Pursuant to the FRSA, the AFM has an independent right to (i) request an explanation from us regarding our application of the applicable financial reporting standards if, based on publicly known facts or circumstances, it has reason to doubt that our financial reporting meets such standards and (ii) recommend to us the making available of further explanations. If we do not comply with such a request or recommendation, the AFM may request that the Enterprise Chamber order us to (i) make available further explanations as recommended by the AFM, (ii) provide an explanation of the way we have applied the applicable financial reporting standards to our financial reports or (iii) prepare or restate our financial reports in accordance with the Enterprise Chamber’s orders.

M. Comparison of Dutch Corporate Law and U.S. Corporate Law

The following comparison between Dutch corporate law, which applies to us, and Delaware corporation law, the law under which many publicly listed corporations in the United States are incorporated, discusses additional matters not otherwise described in this Exhibit 2.1. Although we believe this summary is materially accurate, the summary is subject to Dutch law, including Book 2 of the Dutch Civil Code and the DCGC and Delaware corporation law, including the Delaware General Corporation Law.

Corporate Governance

Duties of Directors

The Netherlands. We have a one-tier board structure consisting of a board of directors comprising one or more executive directors and one or more non-executive directors. Under Dutch law, our Board is charged with the management of the company, which includes setting the company's policies and strategy, subject to the restrictions contained in our Articles of Association. Our executive director is charged primarily with the Company's day-to-day business and operations and the implementation of the Company's strategy. Our non-executive directors are charged primarily with the supervision of the performance of the duties of the Board. Each director is charged with all tasks and duties of the Board that are not delegated to one or more other specific directors by virtue of Dutch law, the Company's articles of association or any arrangement catered for therein (e.g., the internal rules of the Board).. Each director has a statutory duty to act in the corporate interest of the Company and its business. Under Dutch law, the corporate interest extends to the interests of all corporate stakeholders, such as shareholders, creditors, employees, customers and suppliers. The duty to act in the corporate interest of the Company also applies in the event of a proposed sale or break-up of the Company, provided that the circumstances generally dictate how such duty is to be applied and how the respective interests of various groups of stakeholders should be weighed.

Our Board is entitled to represent the Company. The power to represent the Company also vests in our Chief Executive Officer, as well as in any other two executive directors acting jointly..

Any resolution of our Board regarding a material change in our identity or character requires approval of the general meeting. The absence of the approval of the general meeting shall result in the relevant resolution being null and void but shall not affect the powers of representation of the Board or of the executive directors.

Delaware. The board of directors bears the ultimate responsibility for managing the business and affairs of a corporation. In discharging this function, directors of a Delaware corporation owe fiduciary duties of care and loyalty to the corporation and to its stockholders. Delaware courts have decided that the directors of a Delaware corporation are required to exercise informed business judgment in the performance of their duties. Informed business judgment means that the directors have informed themselves of all material information reasonably available to them. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner that the director reasonably believes to be in the best interests of the stockholders. Under certain circumstances (such as defensive actions in response to a change of control), Delaware courts may also impose more rigorous standards of conduct upon directors of a Delaware corporation.

Director terms

The Netherlands.The DCGC provides the following best practice recommendations on the terms for tenure of our directors:

•
executive directors should be appointed for a maximum period of four years, without limiting the number of consecutive terms executive directors may serve.

•
non-executive directors should be appointed for two consecutive periods of no more than four years. Thereafter, non-executive directors may be reappointed for a maximum of two consecutive periods of no more than two years, provided that the reason for any reappointment after an eight-year term of office should be disclosed in the Company’s statutory annual report.

The general meeting shall at all times be entitled to suspend or dismiss a director. Under our Articles of Association, the general meeting may only adopt a resolution to suspend or dismiss a director by at least a two-thirds majority of the votes cast, provided that such majority represents more than half of our issued share capital, unless the resolution is passed at the proposal of our Board, in which latter case a simple majority of the votes cast is sufficient. If a director is suspended and the general meeting does not resolve to dismiss him or her within three months from the date of such suspension, the suspension shall lapse.

Delaware. The Delaware General Corporation Law generally provides for a one-year term for directors, but permits directorships to be divided into up to three classes with up to three-year terms, with the years for each class expiring in different years, if permitted by the certificate of incorporation, an initial bylaw or a bylaw adopted by the stockholders. A director elected to serve a term on a “classified” board may not be removed by stockholders without cause. There is no limit in the number of terms a director may serve.

Director vacancies

The Netherlands.Our Board can temporarily fill vacancies in its midst caused by temporary absence or incapacity of directors without requiring a shareholder vote. If all of our directors are absent or incapacitated, our management shall be attributed to the person who most recently ceased to hold office as the chairperson of our Board, provided that if such former chairperson is unwilling or unable to accept that position, our management shall be attributed to the person who most recently ceased to hold office as our chief executive officer. If such former chief executive officer is also unwilling or unable to accept that position, our management shall be attributed to one or more persons whom the general meeting has designated for that purpose. The person(s) charged with our management in this manner may designate one or more persons to be charged with our management instead of, or together with, such person(s).

Under Dutch law, directors are appointed and re-appointed by the general meeting. Under our Articles of Association, directors are appointed by the general meeting upon binding nomination by our Board. However, the general meeting may at all times overrule a binding nomination by a resolution adopted by at least a two-thirds majority of the votes cast, provided such majority represents more than half of the issued share capital. If the general meeting overrules a binding nomination, the Board shall make a new nomination.

Delaware. The Delaware General Corporation Law provides that vacancies and newly created directorships may be filled by a majority of the directors then in office (even though less than a quorum) unless (i) otherwise provided in the certificate of incorporation or bylaws of the corporation or (ii) the certificate of incorporation directs that a particular class of stock is to elect such director, in which case any other directors elected by such class, or a sole remaining director elected by such class, will fill such vacancy.

Conflict-of-interest transactions

The Netherlands.Under Dutch law and our Articles of Association, our directors shall not take part in any discussion or decision-making that involves a subject or transaction in relation to which he or she has a direct or indirect personal conflict of interest with us. Such a conflict of interest would generally arise if the director concerned is unable to serve our interests and the business connected with our Company with the required level of integrity and objectivity due to the existence of the conflicting personal interest. Our Articles of Association provide that if as a result of conflicts of interests no resolution of the Board can be adopted, the resolution may nonetheless be adopted by the Board as if none of the directors had a conflict of interest. In that latter case, each director is entitled to participate in the discussion and decision-making process and to cast a vote.

The DCGC provides the following best practice recommendations in relation to conflicts of interests in respect of directors:

•
A director should report any conflict of interest or potential conflict of interest in a transaction that is of material significance to the company and/or to such person to the chairperson of the Board without delay and should provide all relevant information in that regard, including the relevant information pertaining to his or her spouse, registered partner or other life companion, foster child and relatives by blood or marriage up to the second degree. If the chairperson of the Board has a conflict of interest or potential conflict of interest, he or she should report this to the vice-chairperson of the Board without delay;
•
The Board should decide, outside the presence of the director concerned, whether there is a conflict of interest;
•
Transactions in which there are conflicts of interest with directors should be agreed on terms that are customary in the market; and
•
Decisions to enter into transactions in which there are conflicts of interest with directors that are of material significance to the Company and/or to the relevant directors should require the approval of the Board. Such transactions should be published in our statutory annual report, together with a description of the conflict of interest and a declaration that the relevant best practice provisions of the DCGC have been complied with.

Delaware. Under the Delaware General Corporation Law transactions involving a Delaware corporation and an interested director of that corporation would not be voidable if:

•
the material facts as to the director’s relationship or interest are disclosed or known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors;

•
the material facts are disclosed or known as to the director’s relationship or interest and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon; or

•
the transaction is fair to the corporation at the time it is authorized by the board of directors, a committee of the board of directors or the stockholders.

Proxy voting by directors

The Netherlands.An absent director may issue a proxy for a specific board meeting but only to another director in writing or by electronic means.

Delaware. A director of a Delaware corporation may not issue a proxy representing the director’s voting rights as a director.

Shareholders Rights

Voting Rights

The Netherlands. In accordance with Dutch law and our Articles of Association, each issued ordinary share confers the right to cast one vote at the general meeting. No votes may be cast at a general meeting on shares held by us or our subsidiaries or on shares for which we or our subsidiaries hold depository receipts. Nonetheless, the holders of a right of usufruct (vruchtgebruik) and the holders of a right of pledge (pandrecht) in respect of shares held by us or our subsidiaries in our share capital are not excluded from the right to vote on such shares, if the right of usufruct (vruchtgebruik) or the right of pledge (pandrecht) was granted prior to the time such shares were acquired by us or any of our subsidiaries. Neither we nor any of our subsidiaries may cast votes in respect of a share on which we or such subsidiary holds a right of usufruct (vruchtgebruik) or a right of pledge (pandrecht). Shares which are not entitled to voting rights pursuant to the preceding sentences will not be taken into account for the purpose of determining the number of shareholders that vote and that are present or represented, or the amount of the share capital that is provided or that is represented at a general meeting.

For each general meeting, the Board may determine that a record date will be applied in order to establish which shareholders are entitled to attend and vote at the general meeting. Such record date shall be the 28th day prior to the day of the general meeting. The record date and the manner in which shareholders can register and exercise their rights will be set out in the notice of the meeting which must be published in a Dutch daily newspaper with national distribution at least 15 calendar days prior to the meeting (and such notice may therefore be published after the record date for such meeting). Under our Articles of Association, shareholders and others with meeting rights under Dutch law must notify us in writing or by electronic means of their identity and intention to attend the general meeting. This notice must be received by us ultimately on the seventh day prior to the general meeting, unless indicated otherwise when such meeting is convened.

Delaware. Under the Delaware General Corporation Law, each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event will a quorum consist of less than one-third of the shares entitled to vote at a meeting.

Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.

Shareholder proposals

The Netherlands. Pursuant to Dutch law, one or more shareholders or others with meeting rights under Dutch law who jointly represent at least one-tenth of our issued share capital may request us to convene a general meeting, setting out in detail the matters to be discussed. If we have not taken the steps necessary to ensure that such meeting can be held within six weeks after the request, the proponent(s) may, on their application, be authorized by the competent Dutch court in preliminary relief proceedings to convene a general meeting. The court shall disallow the application if it does not appear that the proponent(s) has/have previously requested our Board to convene a general meeting and our Board has not taken the necessary steps so that the general meeting could be held within six weeks after the request. The application shall also be disallowed if the proponent(s) has/have not demonstrated to have a reasonable interest in the convening of the general meeting.

The agenda for a general meetings shall also include such items requested by one or more shareholders or others with meeting rights under Dutch law representing at least 3% of our issued share capital,. These requests must be made in writing or by electronic means and received by us at least 60 days before the day of the meeting. No resolutions shall be adopted on items other than those that have been included in the agenda.

In accordance with the Dutch Corporate Governance Code, or DCGC, shareholders who have the right to put an item on the agenda for our general meeting or to request the convening of a general meeting shall not exercise such rights until after they have consulted our Board of directors. If exercising such rights may result in a change in our strategy (for example, through the dismissal of one or more of our directors), our Board must be given the opportunity to invoke a reasonable period of up to 180 days to respond to the shareholders’ intentions. If invoked, our Board must use such response period for further deliberation and constructive consultation, in any event with the shareholder(s) concerned and exploring alternatives. At the end of the response time, our Board shall report on this consultation and the exploration of alternatives to our general meeting. The response period may be invoked only once for any given general meeting and shall not apply (i) in respect of a matter for which either a response period or a statutory cooling-off period (as discussed below) has been previously invoked or (ii) in situations where a shareholder holds at least 75% of our issued share capital as a consequence of a successful public bid.

Moreover, our Board can invoke a cooling-off period of up to 250 days when shareholders, using their right to have items added to the agenda for a general meeting or their right to request a general meeting, propose an agenda item for our general meeting to dismiss, suspend or appoint one or more directors (or to amend any provision in the Articles of Association dealing with those matters) or when a public offer for our company is made or announced without our support, provided, in each case, that our Board believes that such proposal or offer materially conflicts with the interests of our company and its business. During a cooling-off period, our general meeting cannot dismiss, suspend or appoint directors (or amend the provisions in the Articles of Association dealing with those matters) except at the proposal of our Board.

During a cooling-off period, our Board must gather all relevant information necessary for a careful decision-making process and at least consult with shareholders representing 3% or more of our issued share capital at the time the cooling-off period was invoked, as well as with our Dutch works council (if we or, under certain circumstances, any of our subsidiaries would have one). Formal statements expressed by these stakeholders during such consultations must be published on our website to the extent these stakeholders have approved that publication. Ultimately one week following the last day of the cooling-off period, our Board must publish a report in respect of its policy and conduct of affairs during the cooling-off period on our website. This report must remain available for inspection by shareholders and others with meeting rights under Dutch law at our office and must be tabled for discussion at the next general meeting. Shareholders representing at least 3% of our issued share capital may request the Enterprise Chamber of the Amsterdam Court of Appeal, or the Enterprise Chamber (Ondernemingskamer) for early termination of the cooling-off period. The Enterprise Chamber must rule in favor of the request if the shareholders can demonstrate that:

• our Board, in light of the circumstances at hand when the cooling-off period was invoked, could not reasonably have concluded that the relevant proposal or hostile offer constituted a material conflict with the interests of our company and its business;

• our Board cannot reasonably believe that a continuation of the cooling-off period would contribute to careful policy-making; or other defensive measures, having the same purpose, nature and scope as the cooling-off period, have been activated during the cooling-off period and have not since been terminated or suspended within a reasonable period at the relevant shareholders’ request (i.e., no ‘stacking’ of defensive measures).

Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting. Delaware law provides that stockholders have the right to put any proposal before the annual meeting of stockholders, so long as it complies with the notice provisions in the corporation’s governing documents. In addition, if a Delaware corporation is subject to the SEC’s proxy rules, a stockholder who satisfies certain specified criteria with respect to the amount and length of ownership of the corporation’s securities, such stockholder may be eligible to have its proposal included in the corporation’s proxy statement for consideration by all of the corporation’s shareholders.

Action by written consent

The Netherlands.Under Dutch law, shareholders’ resolutions may be adopted in writing without holding a meeting of shareholders, provided that (i) the Articles of Association allow such action by written consent, (ii) the Company has not issued bearer shares or, with its cooperation, depository receipts for shares in its capital, and (iii) the resolution is adopted unanimously by all shareholders that are entitled to vote. Although our Articles of Association allow for shareholders’ resolutions to be adopted in writing, the requirement of unanimity renders the adoption of shareholder resolutions without holding a meeting not feasible for us as a publicly traded Company.

Delaware. Although permitted by Delaware law, publicly listed companies do not typically permit stockholders of a corporation to take action by written consent.

Appraisal rights

The Netherlands. Subject to certain exceptions, Dutch law does not recognize the concept of appraisal or dissenters’ rights. However, Dutch law does provide for squeeze-out procedures as described under “Dividends and Other Distributions—Squeeze-out procedures.” Also, Dutch law provides for cash exit rights in certain situations for dissenting shareholders of a company organized under Dutch law entering into certain types of mergers, demergers or conversion. In those situations, a shareholder may file a claim with the Dutch company for compensation or re-examination of the exchange ratio, as applicable, subject to certain conditions and in accordance with the procedures stipulated by Dutch law. Such compensation shall then be determined by one or more independent experts. Except in the case of a shareholder seeking re-examination of an exchange ratio, the shares of such shareholder that are subject to such claim will cease to exist as of the moment of entry into effect of the merger, demerger or conversion.

Delaware. The Delaware General Corporation Law provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder’s shares, in connection with certain mergers and consolidations.

Shareholder suits

The Netherlands.In the event a third-party is liable to a Dutch company, only the Company itself can bring a civil action against that party. The individual shareholders do not have the right to bring an action on behalf of the Company. Only in the event that the cause for the liability of a third-party to the Company also constitutes a tortious act directly against a shareholder does that shareholder have an individual right of action against such third-party in its own name. Dutch law provides for the possibility to initiate such actions collectively, in which a foundation or an association can act as a class representative and has standing to commence proceedings and claim damages if certain criteria are met. The court will first determine if those criteria are met. If so, the case will go forward as a class action on the merits after a period allowing class members to opt out from the case has lapsed. All members of the class who are residents of the Netherlands and who did not opt-out will be bound to the outcome of the case. Residents of other countries must actively opt in in order to be able to benefit from the class action. The defendant is not required to file defenses on the merits prior to the merits phase having commenced. It is possible for the parties to reach a settlement during the merits phase. Such a settlement can be approved by the court, which approval will then bind the members of the class, subject to a second opt-out. This new regime applies to claims brought after January 1, 2020 and which relate to certain events that occurred prior to that date. For other matters, the old Dutch class actions regime will apply. Under the old regime, no monetary damages can be sought. Also, a judgment rendered under the old regime will not always bind all individual class members. Even though Dutch law does not provide for derivative suits, our directors and officers can still be subject to liability under U.S. securities laws.

Our Articles of Association provide that the sole and exclusive forum for any complaint asserting a cause of action arising under the U.S. Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the U.S. federal district courts.

Delaware. Under the Delaware General Corporation Law, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.

Repurchase of shares

The Netherlands.Under Dutch law, when issuing shares, a public company such as ours may not subscribe for newly issued shares in its own capital. Such company may, however, subject to certain restrictions of Dutch law and its Articles of Association, acquire shares in its own capital. A listed public company such as ours may acquire fully paid shares in its own capital at any time for no valuable consideration. Furthermore, subject to certain provisions of Dutch law and its Articles of Association, such company may repurchase fully paid shares in its own capital if (i) the company’s shareholders’ equity (eigen vermogen) less the payment required to make the acquisition does not fall below the sum of paid-in and called-up share capital plus any reserves required by Dutch law or its Articles of Association and (ii) the aggregate nominal value of shares of the company which the company acquires, holds or on which the company holds a pledge (pandrecht) or which are held by a subsidiary of the company, would not exceed 50% of its then-current issued share capital. Such company may only acquire its own shares if its general meeting has granted the Board the authority to effect such acquisitions.

An acquisition by us of ordinary shares in our capital for a consideration must be authorized by our general meeting. Such authorization may be granted for a maximum period of 18 months and must specify the number of ordinary shares that may be acquired, the manner in which ordinary shares may be acquired and the price limits within which ordinary shares may be acquired. The actual acquisition may only be effected pursuant to a resolution of our Board. On June 27, 2025, our general meeting adopted a resolution pursuant to which our Board is authorized, for a period of 18 months following June 27, 2025 to cause the repurchase of ordinary shares (or depositary receipts for ordinary shares) by us of up to 10% of our issued share capital, for a price per share not exceeding 110% of the average market price of our ordinary shares on Nasdaq (such average market price being the average of the closing prices on each of the five consecutive trading days preceding the date the acquisition is agreed upon by us). These shares may be used to deliver shares underlying awards granted pursuant to our equity-based compensation plans.

No authorization of the general meeting is required if fully paid ordinary shares are acquired by us with the intention of transferring such ordinary shares to our employees under an applicable employee stock purchase plan.

Delaware. Under the Delaware General Corporation Law, a corporation may generally purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its own shares which are entitled upon any distribution of its assets to a preference over another class or series of its stock, or if no shares entitled to such a preference are outstanding, any of its own shares, if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.

Anti-Takeover provisions

The Netherlands. Under Dutch law, various protective measures are possible and permissible within the boundaries set by Dutch law and Dutch case law.

In this respect, certain provisions of our Articles of Association may make it more difficult for a third-party to acquire control of us or effect a change in the composition of our Board. These include:

•
a provision that our directors can only be appointed on the basis of a binding nomination prepared by our Board, which can only be overruled by the general meeting by a resolution adopted by a two-thirds majority of the votes cast, representing more than half of our issued share capital (in which case the Board shall make a new nomination);
•
a provision that our directors may only be dismissed by the general meeting by a two-thirds majority of the votes cast representing more than half of our issued share capital, unless the dismissal is proposed by our Board in which latter case a simple majority of the votes cast would be sufficient;
•
a provision which allows the most recent (former) chairman of our Board or our most recent (former) chief executive officer to be charged with our management if all of our directors are absent or incapacitated; and
•
requirements that certain matters, including an amendment of our Articles of Association, may only be resolved upon by our general meeting if proposed by our Board.

Dutch law also allows for staggered multi-year terms of our directors, as a result of which only part of our directors may be subject to appointment or re-appointment in any given year.

Furthermore, our Board may, under certain circumstances invoke a reasonable period of up to 180 days to respond to certain shareholder proposals or a statutory cooling-off period of up to 250 days to respond to certain shareholder proposals or a hostile bid. See above under “Shareholder Proposals.”

Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the Delaware General Corporation Law also contains provisions that protect Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.

Section 203 of the Delaware General Corporation Law prohibits “business combinations,” including mergers, sales and leases of assets, issuances of securities and similar transactions with an “interested stockholder” (which could include a shareholder that beneficially owns 15% or more of a corporation’s voting stock) for a period of three years following the time that such person becomes an interested stockholder, unless:

•
prior to such time the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;
•
after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or
•
after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.

A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the Company, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. In most cases, such an amendment is not effective until 12 months following its adoption.

Inspection of books and records

The Netherlands.The Board must provide the general meeting all information that it requires, unless this would be contrary to an overriding interest of our Company. If the Board invokes such an overriding interest, it must give reasons.

Delaware. Under the Delaware General Corporation Law, any stockholder may inspect for any proper purpose certain of the corporation’s books and records during the corporation’s usual hours of business.

Dismissal of Directors

The Netherlands. Under our Articles of Association, our directors can only be dismissed by the general meeting by simple majority, provided that our Board proposes the dismissal. In other cases, the general meeting can only pass such resolution by a two-thirds majority representing more than half of the issued share capital. The DCGC recommends that the general meeting can pass a resolution to dismiss a director by simple majority, representing no more than one-third of the issued share capital.

Delaware. Under the Delaware General Corporation Law, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares then entitled to vote at an election of directors, except (i) unless the certificate of incorporation provides otherwise, in the case of a corporation whose board is classified, stockholders may effect such removal only for cause, or (ii) in the case of a corporation having cumulative voting, if less than the entire board is to be removed, no director may be removed without cause if the votes cast against such director’s removal would be sufficient to elect such director if then cumulatively voted at an election of the entire board of directors, or, if there are classes of directors, at an election of the class of directors of which he is a part.

Issuance of Shares

The Netherlands.Under Dutch law, a company’s general meeting is the corporate body authorized to resolve on the issuance of shares and the granting of rights to subscribe for shares. The general meeting can delegate such authority to another corporate body of the company, such as the Board, for a period not exceeding five years; this authorization may only be extended from time to time for a maximum period of five years.

On June 28, 2024, our general meeting adopted a resolution pursuant to which our Board is authorized, for a period of five years following June 28, 2024, to issue shares or grant rights to subscribe for shares up to our authorized share capital from time to time. We may not subscribe for our own shares on issue.

Delaware. The issuance of shares requires the board of directors to adopt a resolution or resolutions, authorizing the issuance, pursuant to authority expressly vested in the board of directors by the provisions of the Company’s certificate of incorporation.

Pre-emptive rights

The Netherlands.Under Dutch law, in the event of an issuance of ordinary shares, each shareholder will have a pro rata preemptive right in proportion to the aggregate nominal value of the ordinary shares held by such holder (with the exception of ordinary shares to be issued to employees or ordinary shares issued against a contribution other than in cash or pursuant to the exercise of a previously acquired right to subscribe for shares). Under our Articles of Association, the preemptive rights in respect of newly issued ordinary shares may be restricted or excluded by a resolution of the general meeting upon proposal of the Board.

Another corporate body may restrict or exclude the preemptive rights in respect of newly issued ordinary shares if it has been designated as the authorized body to do so by the general meeting. Such designation can be granted for a period not exceeding five years. A resolution of the general meeting to restrict or exclude the preemptive rights or to designate another corporate body as the authorized body to do so requires a majority of not less than two-thirds of the votes cast, if less than one-half of our issued share capital is represented at the meeting.

On June 28, 2024, our general meeting authorized our Board, for a period of five years following June 28, 2024, to limit or exclude preemptive rights in relation to an issuance of shares or a grant of rights to subscribe for shares that the Board is authorized to resolve upon. See above under “—Issuance of Shares.”

Delaware. Under the Delaware General Corporation Law, stockholders have no preemptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.

Dividends

The Netherlands. Under Dutch law, we may only pay dividends and other distributions from our reserves to the extent our shareholders’ equity (eigen vermogen) exceeds the sum of our paid-in and called-up share capital plus the reserves we must maintain under Dutch law or our Articles of Association and (if it concerns a distribution of profits) after adoption of our statutory annual accounts by our general meeting from which it appears that such dividend distribution is allowed. Subject to those restrictions, any future determination to pay dividends or other distributions from our reserves will be at the discretion of our Board and will depend upon a number of factors, including our results of operations, financial condition, future prospects, contractual restrictions, restrictions imposed by applicable law and other factors we deem relevant. See "Dividend Policy."

Under our Articles of Association, our Board may decide that all or part of the profits shown in our adopted statutory annual accounts will be added to our reserves. After reservation of any such profits, any remaining profits will be at the disposal of the general meeting at the proposal of our Board for distribution on our ordinary shares, subject to applicable restrictions of Dutch law. Our Board is permitted, subject to certain requirements and applicable restrictions of Dutch law, to declare interim dividends without the approval of our general meeting.

Dividends and other distributions shall be made payable no later than a date determined by the Board. Claims to dividends and other distributions not made within five years from the date that such dividends or distributions became payable will lapse and any such amounts will be considered to have been forfeited to us (verjaring).

Delaware. Under the Delaware General Corporation Law, subject to any restrictions contained in the corporation’s certificate of incorporation, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). Dividends may be paid in the form of shares of the corporation’s capital stock, property or cash.

Shareholder vote on Certain Reorganizations

The Netherlands.Under Dutch law, the general meeting must approve resolutions of the Board relating to a significant change in the identity or the character of the Company or the business of the Company, which includes:

•
a transfer of the business or virtually the entire business to a third-party;

•
the entry into or termination of a long-term cooperation of the Company or a subsidiary with another legal entity or company or as a fully liable partner in a limited partnership or general partnership, if such cooperation or termination is of a far-reaching significance for the Company; and

•
the acquisition or divestment by the Company or a subsidiary of a participating interest in the capital of a company having a value of at least one-third of the amount of its assets according to its balance sheet and explanatory notes or, if the Company prepares a consolidated balance sheet, according to its consolidated balance sheet and explanatory notes in the last adopted annual accounts of the Company.

The absence of such approval shall result in the relevant resolution being null and void but shall not affect the powers of representation of the Board or of the executive directors.

Delaware. Under the Delaware General Corporation Law, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The Delaware General Corporation Law permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required.

Under the Delaware General Corporation Law, no vote of the stockholders of a surviving corporation to a merger is needed, however, unless required by the certificate of incorporation, if (i) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (ii) the shares of stock of the surviving corporation are not changed in the merger, and (iii) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation’s common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.

Remuneration of Directors

The Netherlands.Dutch law does not provide for limitations with respect to the aggregate annual compensation paid to our directors, provided that such compensation is consistent with our compensation policy. Our compensation policy has been adopted by the general meeting with effect from February 5, 2021. Changes to such compensation policy will require a vote of our general meeting by simple majority of votes cast. Our Board determines the remuneration of individual directors with due observance of the compensation policy. A proposal with respect to remuneration schemes in the form of shares or rights to shares in which directors may participate is subject to approval by our general meeting by simple majority of votes cast. Such a proposal must set out at least the maximum number of shares or rights to subscribe for shares to be granted to our directors and the criteria for granting or amendment.

Delaware. Under the Delaware General Corporation Law, the stockholders do not generally have the right to approve the compensation policy for directors or the senior management of the corporation, although certain aspects of executive compensation may be subject to stockholder vote due to the provisions of U.S. federal securities and tax law, as well as exchange requirements.